Exhibit 10.17

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into effective the 6th day of December, 2010 by and between United Online, Inc., a Delaware corporation (the “Company”), with principal corporate offices at 21301 Burbank Boulevard, Woodland Hills, California 91367, and Mark R. Goldston, whose address is 21301 Burbank Boulevard, Woodland Hills California 91367 (“Employee”).

WHEREAS, Employee and the Company had previously entered into an employment agreement (the “Prior Agreement”) effective April 3, 2007, amended as of August 22, 2007 and amended and restated effective as of January 1, 2009;

WHEREAS, effective as of the date hereof, Employee and the Company desire to enter into a new employment agreement to replace the Prior Agreement.

NOW THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.                                      EMPLOYMENT

1.1                                 The Company hereby agrees to continue to employ Employee, and Employee hereby accepts such continued employment, on the terms and conditions set forth herein, commencing the date hereof and continuing through December 21, 2015 (as extended pursuant to Section 1.2 below, the “Term”), unless this Agreement expires or Employee is terminated earlier as provided in Section 4 below.  Employee’s place of employment shall be the in the greater Los Angeles metropolitan area.

1.2                                 On December 21, 2011 and on each succeeding December 21, the term of this Agreement shall automatically be extended for one additional year unless, on or prior to September 21 of the relevant year, either Employee or the Company has delivered a notice that such automatic extension shall not occur.

2.                                      DUTIES OF EMPLOYEE

2.1                                 Employee shall serve as the Chief Executive Officer and, if elected to the Board of Directors of the Company (the “Board”), as Chairman of the Board.  During Employee’s service as Chairman of the Board Employee shall also serve as Chairman of the Company.  In these capacities, Employee shall perform such customary, appropriate and reasonable executive duties as are usually performed by the Chief Executive Officer and Chairman, including such executive duties as are delegated to him from time to time by the Board or a committee thereof.

2.2                                 Employee agrees to devote Employee’s good faith, full time, attention, skill and efforts to the performance of his duties for the Company during the Term; provided, however, this paragraph shall not preclude Employee from writing and promoting books or other published materials, engaging in civic, charitable or religious activities, or from serving on boards of directors of companies or organizations that do not present any conflict with the interests of the Company or otherwise adversely affect Employee’s performance of the services required under this Agreement.  This Agreement also shall not be interpreted to prohibit Employee from making personal investments (including the purchase of interests in professional sports teams) and overseeing or participating in management of entities controlled by him or his immediate family if those activities do not materially interfere with the services required under this Agreement and do not present any conflict with the interests of the Company.

3.                                      COMPENSATION AND OTHER BENEFITS

3.1                                 Base Salary.  During the Term, the Company shall pay to Employee a base salary per fiscal year equal to Employee’s current base salary (the “Base Salary”), with payments to be made in accordance with the Company’s standard payment policy and subject to such withholding as may be required by law.  Employee’s Base Salary shall be increased to include any increases in Employee’s base salary as approved by the Board, but may not be reduced during the Term without Employee’s written consent.

3.2                                 Bonus.  During the Term, Employee shall also be eligible to receive an annual target bonus of 100% of Employee’s base salary for each fiscal year (the “Annual Bonus”), less withholding required by law, based on performance criteria established by the Board provided that this target shall not be deemed to establish a maximum bonus and the Board or its compensation committee may award a bonus equal to more than 100% of Base Salary.  Employee’s Annual Bonus shall be increased to include any increases in Employee’s Annual Bonus as approved by the Board.  Employee shall not be eligible to receive any unpaid Annual Bonus if his employment hereunder is terminated pursuant to either Section 4.1 or if Employee voluntarily resigns.  Employee’s bonus awards shall be paid in no event later than the 15th day of the third month following the end of the taxable year (of the Company or Employee, whichever is later) in which such bonus award is earned.

3.3                                 Vacation.  Employee shall be entitled to five (5) weeks paid vacation per year in accordance with the Company’s vacation policies.

3.4                                 Other Benefits.  During the Term, Employee shall be entitled to participate in all group life, health, medical, dental or disability insurance or other employee, health and welfare benefits made available generally to other executives of the Company.  If Employee elects to participate in any of such plans, Employee’s portion of the premium(s) will be deducted from Employee’s paycheck.

3.5                                 Business Expenses.  The Company shall promptly reimburse Employee for all reasonable and necessary business expenses incurred by Employee in connection with the business of the Company and the performance of his duties under this Agreement, subject to Employee providing the Company with reasonable documentation thereof.  Any such reimbursements paid to Employee shall be made in no event later than the end of the calendar year following the calendar year in which the expenses were incurred and any amounts so reimbursed in any one calendar year shall not affect the amounts reimbursable in any other calendar year. Employee’s right to receive such reimbursements may not be exchanged or liquidated for any other benefit.

3.6                                 Board of Directors.  If Employee is elected to the Board, Employee shall serve as Chairman of the Board.  Employee’s appointments as Chairman and as a member of the Board will automatically terminate upon the termination of Employee’s employment with the Company for any reason.

4.                                      TERMINATION

4.1                                 Termination for Cause.

(a)                                  Termination “for cause” is defined as follows:  (1) if Employee is convicted of, or enters a plea of nolo contendere to, a felony, including any act of moral turpitude that adversely impacts the Company or any of its subsidiaries, (2) if Employee commits an act of actual fraud, embezzlement, theft or similar dishonesty against the Company or any of its subsidiaries that adversely and materially impacts the Company or any of its subsidiaries, (3) if Employee commits any willful misconduct or gross negligence resulting in material harm to the Company or any of its subsidiaries, or (4) if Employee fails, after receipt of detailed written notice and after receiving a period of at least thirty (30) days following such notice to cure such failure, to use his reasonable good faith efforts to follow the reasonable and lawful direction of the Board and to perform his obligations hereunder.

The Company may terminate this Agreement immediately (except as required by clause 4.1(a)(4) above) for any of the reasons stated in Section 4.1(a) by giving written notice to Employee without prejudice to any other remedy to which the Company may be entitled.  The notice of termination shall specify the grounds for termination.  If Employee’s employment hereunder is terminated “for cause” pursuant to this Section 4.1, Employee shall be entitled to receive hereunder his accrued but unpaid Base Salary and vacation pay through the date of termination, and reimbursement for any expenses as set forth in Section 3.5, through the date of termination, but shall not be entitled to receive any unpaid portion of the Annual Bonus or any other amount except for amounts earned under any plan (including criteria for the Annual Bonus) but not yet paid as of the date of termination.

4.2                                 Termination Without Cause.  If Employee’s employment is terminated without “cause” as defined in Section 4.1(a) or he is Involuntarily Terminated, he will be eligible for the severance benefits set forth in Section 4.3.

4.3                                 Severance Payments and Other Benefits Upon Termination Without Cause or Involuntary Termination.  If the Company terminates Employee’s employment hereunder without cause, or if Employee is Involuntarily Terminated, the Company (or its successor, as the case may be) shall pay to Employee (i) any accrued but unpaid Base Salary and vacation through the date of termination and (ii) reimbursement for any expenses as set forth in Section 3.5, through the date of termination.  Additionally, subject to Employee entering into and not revoking a release of claims in favor of the Company and abiding by the non-solicitation provisions set forth in Section 5 below, the Company (or its successor, as the case may be) shall pay to Employee a severance payment (the “Severance Payment”) equal to the sum of (x)  the Bonus Amount (as defined below), prorated through the date of termination, and (y) a severance payment in an amount equal to three times the sum of Employee’s Base Salary and the Bonus Amount, payable in one lump sum on the date of termination, subject to withholding as may be required by law.  For the purposes of Section 4.3(x) and Section 4.3(y) above, the term “Bonus Amount” shall mean 100% of Employee’s then current Base Salary or, in the event of Involuntary Termination, the greater of 100% of Employee’s then current Base Salary, or the Annual Bonus paid to Employee for the preceding fiscal year.  The release required as a condition to Employee’s entitlement to such Severance Payment shall be a comprehensive agreement releasing the Company and its officers, directors, employees, stockholders, subsidiaries, affiliates, representatives and other related parties from all claims that Employee may have with respect to such parties relating to Employee’s employment with the Company and the termination of that employment relationship and containing such customary other and additional terms as the Company reasonably deems satisfactory and must be delivered within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after the date of Employee’s termination of employment.  The Severance Payment to which Employee accordingly becomes entitled hereunder will be made to Employee in a lump sum on the third business day following the expiration of the maximum applicable review/delivery and revocation periods with respect to the required release or as soon as administratively practicable thereafter, but in no event later than the sixtieth (60th) day following the date of Employee’s termination of employment.

With respect to Employee’s outstanding options to purchase shares of the Company’s Common Stock (“Option Awards”), restricted unit awards covering shares of the Company’s Common

Stock (the “Restricted Unit Awards”) and restricted shares of the Company’s Common Stock (the “Restricted Shares”), if Employee’s employment is terminated without cause or due to Employee’s death or permanent disability, or if Employee is Involuntarily Terminated:

(i)                                     Each Option Award will become vested and exercisable with respect to all non-vested shares;

(ii)                                  Each Restricted Unit Award (including the Sign-On Restricted Unit Award granted pursuant to the Prior Agreement) will become vested with respect to all non-vested shares, except to the extent otherwise provided in any Restricted Unit Award granted after the date this Agreement is effective, and any shares which so vest shall be issued in accordance with the terms of the applicable award agreement; and

(iii)                               The Company’s repurchase option will lapse with respect to all Restricted Shares.

If Employee is Involuntarily Terminated, to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended, (the “Code”), all of Employee’s options to purchase the Company’s Common Stock shall be exercisable for a one (1) year period following the date of termination (or until expiration of their term, if earlier).

Employee shall be deemed terminated without cause if Employee resigns following a material breach by the Company of its obligations hereunder; provided, however, (i) Employee shall first provide the Company with written notice of such breach within ninety (90) days after the conduct occurs giving rise to such breach, (ii) the Company shall have thirty (30) days following such notice to cure such breach and (iii) Employee’s termination of employment must occur within one hundred eighty (180) days following the initial existence of such breach.  Employee shall be deemed “Involuntarily Terminated” if (i) the Company or any successor to the Company terminates Employee’s employment without cause in connection with or following a Change in Control; or (ii) in connection with or following a Change in Control there is (a) a material decrease in Employee’s authorities, duties or responsibilities (it being deemed to be a material decrease in authorities, duties and/or responsibilities if Employee is not offered and provided the position of Chairman of the Board of Directors and Chief Executive Officer of the Company or its successor as well as the acquiring and ultimate parent entity, if any, following a Change in Control), (b) a material decrease in pay and/or benefits from those provided by the Company immediately prior to the Change in Control, (c) a requirement that Employee re-locate out of the greater Los Angeles metropolitan area, or (d) a failure by any successor to Company to confirm in writing that this Agreement remains in full force and effect; provided, however, (i) Employee shall first provide the Company with written notice of the occurrence of the conduct constituting the grounds for such involuntary termination within ninety (90) days after the occurrence of such conduct,  (ii) the Company shall have thirty (30) days following such notice to cure such conduct, and (iii) Employee terminates his employment with the Company within one hundred eighty (180) days following the initial occurrence of such conduct.

“Change in Control” shall mean a change in ownership or control of the Company effected through any of the following transactions: (i) the closing of a merger, consolidation or other reorganization approved by the Company’s stockholders in which a change in ownership or control of the Company is effected through the acquisition by any person or group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction, directly or indirectly controls, is controlled by or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities (as measured in terms of the power to vote with respect to the election of Board members), (ii) the closing of a sale, transfer or other disposition of all or substantially all of the Company’s assets, (iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a “group” within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than the Company or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, the Company) acquires directly or indirectly (whether as a result of a single acquisition or by reason of one or more acquisitions within the twelve (12)-month period ending with the most recent acquisition) beneficial ownership (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such transaction involves a direct issuance from the Company or the acquisition of outstanding securities held by one or more of the Company’s existing stockholders, (iv) a merger, recapitalization, consolidation, or other transaction to which the Company is a party or a sale, transfer or other disposition of all or substantially all of the Company’s assets if, in either case, the members of the Board immediately prior to consummation of the transaction do not, upon consummation of the transaction, constitute at least a majority of the board of directors of the surviving entity or the entity acquiring the Company’s assets, as the case may be, or a parent thereof, or (v) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases by reason of one or more contested elections for Board membership to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been appointed or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such appointment or nomination.

5.                                      NON-SOLICITATION

For the eighteen (18) month period following the termination of Employee’s employment with the Company (but only if Employee has received the Severance Payment specified in Section 4.3 above with respect to a termination of Employee’s employment prior to a Change in Control) (the “Restricted Period”) Employee shall not directly or indirectly solicit or recruit for employment, any person or persons who are employed by Company or any of its subsidiaries or affiliates, or who were so employed at any time within a period of twelve (12) months immediately prior to the date Employee’s employment terminated, or otherwise interfere with the relationship between any such person and the Company; nor will Employee assist anyone else in recruiting any such employee to work for another company or business or discuss with any such person his or her leaving the employ of the Company or engaging in a business activity in competition with the Company.

6.                                      LIMITATION ON PAYMENTS

Notwithstanding any other provision of this Agreement, if any payment or benefit received or to be received by Employee (including any payment or benefit received pursuant to this Agreement or otherwise) would be (in whole or part) subject to the excise tax imposed by Section 4999 of the Code, or any successor provision thereto, or any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, are hereafter collectively referred to as the “Excise Tax”), then the cash payments provided to Employee under this Agreement shall first be reduced, with each such payment to be reduced pro-rata but without any change in the payment date and with the Severance Payment to be the first such cash payments so reduced, and then, if necessary, the accelerated vesting of Employee’s equity awards pursuant to the provisions of this Agreement shall be reduced in the same chronological order in which those awards were made, but only to the extent necessary to assure that Employee receives only the greater of (i)  the amount of those payments and benefits which would not constitute a parachute payment under Section 280G of the Code or (ii)  the amount which yields Employee the greatest after-tax amount of benefits after taking into account any Excise Tax imposed on the payments and benefits provided Employee hereunder (or on any other payments or benefits to which Employee may become entitled in connection with any change in control or ownership of the Company or the subsequent termination of Employee’s employment with the Company).

7.                                      ASSIGNMENT

Neither the Company nor Employee may assign this Agreement or any rights or obligations hereunder except as provided herein.  The Company may assign this Agreement and all of its rights and obligations hereunder to any successor to the business of the Company.  This Agreement will be binding upon the Company and its successors and assigns.  In the event of a Change in Control, the Company shall cause this Agreement to be assumed by the Company’s successor as well as any acquiring or ultimate parent entity, if any, following any Change in Control, and all references herein to the “Company” shall be deemed to include such successor or assignee.

8.                                      MISCELLANEOUS

8.1                                 This Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the employment of Employee by the Company and constitutes the entire agreement between the Company and Employee with respect to its subject matter.

8.2                                 This Agreement may not be amended, supplemented, modified or extended, except by written agreement which expressly refers to this Agreement, which is signed by of the parties hereto and which is authorized by the Company’s Board.

8.3                                 This Agreement is made in and shall be governed by the laws of California, without giving effect to its conflicts-of-law principles.

8.4                                 If any provision of this Agreement is held by an arbitrator or a court of competent jurisdiction to conflict with any federal, state or local law, or to be otherwise invalid or unenforceable, such provision shall be construed in a manner so as to maximize its enforceability while giving the greatest effect as possible to the parties’ intent.  To the extent any provision cannot be construed to be enforceable, such provision shall be deemed to be eliminated from this Agreement and of no force or effect and the remainder of this Agreement shall otherwise remain in full force and effect and be construed as if such portion had not been included in this Agreement.

8.5                                 Employee represents and warrants to the Company that there is no restriction or limitation, by reason of any agreement or otherwise, upon Employee’s right or ability to enter into this Agreement and fulfill his obligations under this Agreement.

8.6                                 All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first-class mail, postage prepaid, registered or certified, or delivered either by hand, by messenger or by overnight courier service, and addressed to the receiving party at the respective address set forth in the heading of this Agreement, or at such other address as such party shall have furnished to the other party in accordance with this Section 8.6 prior to the giving of such notice or other communication.

8.7                                 Notwithstanding any provision to the contrary in this Agreement, no payment or distribution under this Agreement which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s termination of employment with the Company will be made to Employee unless Employee’s termination of employment constitutes a “separation from service” (as such term is defined in Treasury Regulations issued under Section 409A of the Code).  For purposes of this Agreement, each amount to be paid or benefit to be provided shall be construed as a separate identified payment for purposes of Section 409A of the Code.  In addition, no payment or benefit which constitutes an item of deferred compensation under Section 409A of the Code and becomes payable by reason of Employee’s separation from service will be made to Employee prior to the earlier of (i) the first day of the seventh (7th) month measured from the date of such separation from service or (ii) the date of Employee’s death, if Employee is deemed at the time of such separation from service to be a specified employee (as determined pursuant to Code Section 409A and the Treasury Regulations thereunder) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2).  Upon the expiration of the applicable Section 409A deferral period, all payments and benefits deferred pursuant to this Section 8.7 (whether they would have otherwise been payable in a single sum or in installments in the absence of such deferral) shall be credited with interest at a rate equal to the Company’s cost of funds and shall be paid provided to Employee in a lump sum on the first day of the seventh (7th) month after the date of Employee’s separation from service or, if earlier, the first day of the month immediately following the date the Company receives proof of Employee’s death. Any remaining payments or benefits due under this Agreement will be paid in accordance with the normal payment dates specified for them herein.

8.8                                 The Severance Payment and benefits under this letter agreement are intended, where possible, to comply with the “short term deferral exception” and the “involuntary separation pay exception” to Code Section 409A. Accordingly, the provisions of this Agreement applicable to the Severance Payment described in Section 4.3 and the accelerated vesting of Employee’s equity awards and the issuance of shares of the Company’s common stock thereunder and the determination of Employee’s separation from service due to termination of Employee’s employment without cause or Employee’s Involuntary Termination shall be applied, construed and administered so that those payments and benefits qualify for one or both of those exceptions, to the maximum extent allowable.  However, to the extent any payment or benefit to which Employee becomes entitled under this Agreement is deemed to constitute an item of deferred compensation subject to the requirements of Code Section 409A, the provisions of this Agreement applicable to that payment or benefit shall be applied, construed and administered so that such payment or benefit is made or provided in compliance with the applicable requirements of Code Section 409A. In addition, should there arise any ambiguity as to whether any other provisions of this letter agreement would contravene one or more applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder, such provisions shall be interpreted, administered and applied in a manner that complies with the applicable requirements of Code Section 409A and the Treasury Regulations thereunder.

8.9                                 Any compensation deferred by Employee pursuant to one or more non-qualified deferred compensation plans or arrangements of the Company subject to Section 409A of the Code and not otherwise expressly addressed by the terms of this Agreement, shall be paid at such time and in such form of payment as set forth in each applicable plan or arrangement governing the payment of any such deferred amounts.

8.10                           Any amounts paid or payable to Employee pursuant to this Agreement or the Company’s equity or compensation plans shall be subject to recovery or clawback to the extent required by any applicable law or any applicable securities exchange listing standards.

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement on the date specified therefor below.

UNITED ONLINE, INC.

By:	/s/ Robert Berglass
Name:	Robert Berglass
Title:	Lead Independent Director,
Compensation Committee Chair of
United Online, Inc.

Dated:	December 6, 2010

By:	/s/ Charles B. Ammann
Name:	Charles B. Ammann
Title:	EVP and General Counsel

Dated:	December 6, 2010

MARK R. GOLDSTON

/s/ Mark R. Goldston

Dated:	December 6, 2010